EXHIBIT 23

 CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements of IMC Global Inc. and in the related prospectuses of our report dated January 30, 2001, except for Note 4, as to which the date is February 28, 2001, with respect to the consolidated financial statements of IMC Global Inc. incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 2000

Commission File No.
Form S-3	Form S-8
333-27287	333-00189
333-40377	333-00439
333-70797	333-22079
333-22080
333-38423
333-40377
333-40781
333-40783
333-56911
333-59685
333-59687
333-70039
333-70041

ERNST & YOUNG LLP
Chicago, Illinois
March 27, 2001